EXHIBIT 99.1

AMCON Distributing Company Announces Expansion Into the Southeast

OMAHA, Neb.--(BUSINESS WIRE)--May 31, 2011--AMCON Distributing Company (“AMCON”) (NYSE AMEX:DIT), an Omaha, Nebraska based consumer products company is pleased to announce that it will significantly increase its distribution presence in the Southeast region of the United States with the acquisition of substantially all of the operating assets of L.P. Shanks Company, Inc. (“L.P. Shanks”).

Christopher H. Atayan, AMCON’s Chairman and Chief Executive Officer commented, “This acquisition will substantially expand our presence in Tennessee, Kentucky, Georgia, Virginia, West Virginia, and North Carolina. We have been carefully studying this region for several years. In the process of conducting our market research, we found that the strategy espoused by the management team at L.P. Shanks closely mirrored our strategy of providing high levels of customer service and developing long-term customer relationships. L.P. Shanks was founded in 1916 and has an excellent reputation in the industry. With this acquisition we welcome over 700 new customers into the AMCON family and look forward to offering them our expanded product and program offerings, enhancing their ability to maximize profits. We have tremendous respect for Scot Shanks and look forward to working with him on strategic initiatives as we continue to grow our enterprise.”

This acquisition will add a full service wholesale branch in Crossville, Tennessee and supplemental branches in Bristol and Murfreesboro, Tennessee. L.P. Shanks’ convenience channel sales were approximately $200 million in its fiscal 2011 ended March 31, 2011. This acquisition will be funded primarily by AMCON’s expanded credit facility with its existing bank group.

AMCON is a leading wholesale distributor of consumer products, including beverages, candy, tobacco, groceries, foodservice, frozen and chilled foods, and health and beauty care products with locations in Arkansas, Illinois, Missouri, Nebraska, North Dakota, South Dakota and Tennessee. AMCON also operates fourteen (14) health and natural product retail stores in the Midwest and Florida. The retail stores operate under the names Chamberlin's Market & Cafe www.chamberlins.com and Akin’s Natural Foods Market www.akins.com

This news release contains forward-looking statements that are subject to risks and uncertainties and which reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. A number of factors could affect the future results of the Company and could cause those results to differ materially from those expressed in the Company's forward-looking statements including, without limitation, availability of sufficient cash resources to conduct its business and meet its capital expenditures needs and the other factors described under Item 1.A. of the Company’s Annual Report on Form 10-K. Moreover, past financial performance should not be considered a reliable indicator of future performance. Accordingly, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements.

Visit AMCON Distributing Company's web site at: www.amcon.com

CONTACT:
AMCON Distributing Company
Christopher H. Atayan, 402-331-3727